UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

_________________

Date of Report
(Date of earliest
event reported):	January 19, 2005

Bandag, Incorporated
(Exact name of registrant as specified in its charter)

Iowa	1-7007	42-0802143
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

2905 North Highway 61, Muscatine, Iowa 52761-5886
(Address of principal executive offices, including zip code)

(563) 262-1400
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

_________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events.

        The management of Bandag, Incorporated (the “Company”) recently identified an accounting error made in 1997 and 1998 related to the initial accounting for certain of the acquisitions of tire dealerships by Tire Distribution Systems, Inc. (“TDS”), a wholly-owned subsidiary of the Company. Management investigated and quantified the issue and on January 14 and January 19, 2005, the Audit Committee and management of the Company reviewed and discussed this accounting error. Representatives of the Company’s independent auditors, Ernst & Young LLP, also attended the meetings and conferred with the Audit Committee. In connection with these acquisitions, under Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes,” the Company should have recorded a deferred tax liability of approximately $4.0 million related to a $10.4 million non-tax-deductible step up in basis of property, plant and equipment. The error impacted financial accounting, but not tax accounting and the Company’s current tax liability for each of the periods involved was calculated and filed correctly.

        The accounting error was inadvertent and resulted from a failure to correctly apply certain provisions of SFAS No. 109 to the 1997 and 1998 acquisitions. The accounting error was not detected until it recently surfaced as a result of a review of the Company’s deferred tax liability account and accounting for a recent stock acquisition by the Company’s tax accounting staff. Management believes it has procedures in place to prevent any similar accounting error.

        The five companies affected by the error were purchased at a price of $146.5 million, with resulting goodwill of $71.9 million. Had the Company recorded the deferred tax liability of $4.0 million, goodwill would have been increased by an equivalent amount. The additional goodwill would have resulted in additional non-deductible goodwill amortization which would have decreased net earnings by $0.1 million in 1997 and $0.4 million per year in 1998 through 2001. In addition, the cumulative effect of an accounting change recorded as of January 1, 2002 related to the impairment of goodwill recorded in association with the initial adoption of SFAS No.142, “Goodwill and Other Intangible Assets” would have been increased by $2.3 million.

        The Audit Committee and management concluded that while the amounts related to the error are not material to the individual years from a quantitative or qualitative point of view, the Audit Committee and management determined that the Company should restate certain prior period financial statements. The effects of this restatement for 2000, 2001, 2002 and 2003 will be reflected in appropriate sections of the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2004.

        The diluted earnings per share impact from the proposed restatement for the years 1997 through 2002 is as follows:

Diluted Earnings per Share	Reported	Adjustment	Corrected
1997	$5.33	(0.01)	$5.32
1998	$2.63	(0.02)	$2.61
1999	$2.40	(0.01)	$2.39
2000	$2.90	(0.02)	$2.88
2001	$2.12	(0.02)	$2.10
2002
Before Accounting Change	$2.52	--	$2.52
Accounting Change	(2.38)	(0.12)	(2.50)

Total 2002	$0.14	(0.12)	$0.02

        This restatement will have no effect on the 2003 or 2004 statements of earnings and will have no effect on cash flows for any year. The Company’s balance sheets for 1997 through 2003 will be adjusted to reflect the changes in goodwill, deferred tax assets and shareholders’ equity. As of December 31, 2003 and September 30, 2004, the $4.0 million decrease in shareholders’ equity amounts to less than one percent of shareholders’ equity.

        This restatement of certain prior period financial statements is not attributable to any material non-compliance with financial reporting requirements under securities laws, nor any misconduct by the Company. Management does not believe that the restatement is indicative of a current weakness in internal or reporting controls based on work performed during 2003 and 2004 in response to Sarbanes-Oxley Sections 302 and 404.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANDAG, INCORPORATED
(Registrant)
By: /s/ Warren W. Heidbreder
Warren W. Heidbreder
Vice President, Chief Financial Officer

Date: January 20, 2005